Exhibit 99.1

NEWS RELEASE

MATADOR RESOURCES COMPANY ANNOUNCES RESULTS OF 2014 ANNUAL MEETING OF SHAREHOLDERS AND PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, June 5, 2014 – Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil and natural gas shale and other unconventional plays and with a current focus on its Eagle Ford operations in South Texas and its Permian Basin operations in Southeast New Mexico and West Texas, today announced the preliminary results of its 2014 Annual Meeting of Shareholders. Matador was pleased to welcome close to 200 shareholders, employees, family members and friends to the meeting. At the meeting, shareholders elected Joseph Wm. Foran, Chairman and CEO, David M. Laney and Reynald A. Baribault to serve three year terms on the Company’s Board of Directors. Each nominee received the support of more than 99% of the votes cast. The shareholders also approved the compensation of the Company’s named executive officers in an advisory “Say-on-Pay” vote, with more than 98% of the votes cast in favor of the proposal, and ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014. The final results of the Annual Meeting will be included in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

The Annual Meeting of Shareholders follows the May 29, 2014 closing of the previously announced underwritten public offering of 7,500,000 shares of the Company’s common stock. Total estimated proceeds of the offering to the Company, before estimated offering expenses, were approximately $182 million.

Matador intends to use the net proceeds from this offering primarily to fund a portion of its capital expenditures, including to continue to operate a fourth rig in the Permian Basin throughout the remainder of 2014, allowing Matador to operate two drilling rigs for the development of its acreage in the Eagle Ford shale play and two drilling rigs for the exploration and development of its acreage in the Wolfcamp and Bone Spring plays in the Permian Basin. Matador also intends to use net proceeds from this offering to fund targeted acquisitions of additional acreage in the Permian Basin, as well as in the Eagle Ford shale and the Haynesville shale, for its participation in additional non-operated Haynesville wells and for other general working capital needs.

Pending such uses, Matador repaid $180.0 million of outstanding borrowings under its revolving credit facility, which amounts may be reborrowed in accordance with the terms of that facility. As of June 5, 2014, the Company had $150.0 million of outstanding borrowings and approximately

$0.6 million in outstanding letters of credit with a borrowing base of $385.0 million under its revolving credit facility. The Company intends to seek an increase of the borrowing base under its revolving credit facility in connection with the determination of its June 30, 2014 reserves.

As previously announced, Matador added approximately 16,100 gross (11,400 net) acres primarily in Loving County, Texas and Lea and Eddy Counties, New Mexico between January 1 and May 6, 2014, bringing the Company’s total acreage position in the Permian Basin to approximately 87,000 gross (56,200 net) acres as of May 6, 2014. Matador is currently operating two “walking” drilling rigs on its acreage in the Eagle Ford Basin in South Texas and two drilling rigs on its acreage in the Delaware portion of the Permian Basin in Southeast New Mexico and West Texas. One of Matador’s drilling rigs operating in the Permian Basin is drilling two wells (the Pickard 20-18-24 #2H, a Wolfcamp “D” test, and the Pickard 20-18-24 #1H, a Second Bone Spring test) from a single surface pad in the northern portion of Matador’s Ranger/Querecho Plains prospect area in Lea County, New Mexico. The other drilling rig operating in the Permian Basin is being used to drill the next two wells on Matador’s Wolf prospect in Loving County, Texas — the Norton Schaub #1H and the Arno #1H, both testing the Wolfcamp “A” formation. The Pickard 20-18-24 #2H and the Norton Schaub #1H have been drilled to total depth and are awaiting completion. Matador has been encouraged by the well logs and drilling shows seen on the Norton Schaub and both Pickard wells and anticipates announcing results from all three of these wells early in the third quarter of 2014. Matador plans to continue operating two drilling rigs in the Eagle Ford and two drilling rigs in the Permian Basin throughout the remainder of 2014 and is considering further acceleration of its Permian Basin drilling program in 2015.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Eagle Ford shale play in South Texas and the Wolfcamp and Bone Spring plays in the Permian Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. In addition, Matador has a large exploratory leasehold position in Southwest Wyoming and adjacent areas of Utah and Idaho where it is testing the Meade Peak shale.

For more information, visit Matador Resources Company at www.matadorresources.com.

Contact Information

Mac Schmitz
Investor Relations
(972) 371-5225
mschmitz@matadorresources.com